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                                                                  EXHIBIT 23.3

[LETTERHEAD OF NEOFORMA.COM]

January 31, 2000

Mark Kent
Chief Financial Officer
CrossWorlds Software, Inc.
577 Airport Blvd., Suite 800
Burlingame, CA 94010

Dear Mr. Kent,

You have approval to use the following paragraphs as stated below for the CrossWorlds prospectus.

(From CrossWorlds prospectus, page 42, Customer Case Study section, paragraphs 1, 2 and 3)

     Customer: Neoforma.com (Healthcare e-business network provider)

     Problem: Neoforma.com is building an online healthcare marketplace over the Internet that will serve as a global network to bring together healthcare providers and medical suppliers to exchange information and buy and sell medical products, supplies and equipment. To accomplish this, Neoforma.com is integrating mySAP.com Marketplace with its internal applications and plans to integrate its online marketplace with the exchange participants' order management and purchasing applications. The integration solution should manage the diversity of packaged, custom and legacy applications from each buyers and sellers.

     Solution: Neoforma.com is implementing CrossWorlds as the core integration solution to provide healthcare providers and suppliers a conduit to connect with the mySAP.com Marketplace. CrossWorlds eBusiness will be used to automate the exchange by capturing order information from healthcare providers and product information from medical suppliers and formatting it for the mySAP.com Marketplace. CrossWorlds will standardize and maintain the core business logic and master data definitions involved in the transactions such as item, master customer, master vendor, master orders, account status and inventory level. This standardization ensures consistent, accurate exchange of information and facilitates the buying and selling of medical products, supplies and equipment. Neoforma.com will also use CrossWorlds to integrate mySAP.com and Neoforma.com's internal ERP system.

Sincerely,

/s/ Fred Ruegsegger

Fred Ruegsegger
Chief Financial Officer
Neoforma.com Inc.